UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 20, 2004

HOLLYWOOD MEDIA CORP.

(Exact name of registrant as specified in its charter)

Florida	0-22908	65-0385686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2255 Glades Road, Suite 221A, Boca Raton, Florida

(Address of Principal Executive Office) (Zip Code)

(561) 998-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

Conversion of $1,500,000 of Convertible Debentures into Common Stock.

On August 20, 2004, the Registrant, Hollywood Media Corp. (“Hollywood Media”), agreed to convert and thereupon converted an aggregate of $1.5 million principal amount of its 6% Convertible Debentures (“Debentures”). Pursuant to such agreement and conversion, the principal amount of such Debentures was converted into shares of Hollywood Media’s common stock at a conversion price of $3.05 per share, resulting in (1) Hollywood Media’s issuance of an aggregate of 491,803 shares of common stock to the holders of such Debentures, and (2) the termination of such converted Debentures and Hollywood Media’s indebtedness thereunder. Additional shares of common stock were issued in payment of accrued interest on such converted Debentures as provided under the terms of the Debentures (see Item 3.02 below).

There were two Debentures converted; one of the converted Debentures, for $1 million principal amount, was held by an investor not an affiliate of Hollywood Media (Federated Kaufmann Fund, a portfolio of Federated Equity Funds), and the $3.05 per share conversion price was determined by agreement of Hollywood Media and such holder. The other converted Debenture, for $500,000 principal amount, was held by Hollywood Media’s Chief Executive Officer and President, and Hollywood Media agreed to convert it at the same conversion price per share as the other converted Debenture.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02     Unregistered Sales of Equity Securities.

The following equity securities were issued by Hollywood Media during the period from July 1, 2004 through the date of this Form 8-K, in transactions that were not registered under the Securities Act of 1933.

As previously reported, on July 1, 2004 Hollywood Media issued 73,249 shares of common stock valued at $250,000, constituting part of the consideration paid in connection with Hollywood Media’s acquisition of Studio Systems, Inc.

On July 8, 2004, Hollywood Media issued 23,597 shares of common stock valued at $77,786 to the holders of the Debentures for interest due for the period April 1, 2004 through June 30, 2004 pursuant to the terms of the Debentures.

On August 20, 2004, Hollywood Media issued 491,803 shares of common stock upon conversion of $1.5 million aggregate principal amount of Debentures at a conversion price of $3.05 per share (as further described in Item 1.01 above), and issued 42,532 shares of common stock in payment of accrued interest on such converted Debentures.

The securities described above were issued without registration under the Securities Act of 1933 by reason of the exemption from registration afforded by the provisions of Section 4 (2) thereof and/or Regulation D thereunder, based upon investment representations to Hollywood Media relating thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOLLYWOOD MEDIA CORP.

Date: August 24, 2004	By:	/s/ SCOTT GOMEZ
Scott Gomez Vice President of Finance and Accounting